Exhibit 4.4

FIRST AMENDMENT TO THE

SeaSpine Holdings Corporation

Amended and Restated 2015 Incentive Award Plan

This First Amendment (this “Amendment”) to the SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan (as amended and/or restated to date, the “Plan”), dated as of August 16, 2016, is made and adopted by SeaSpine Holdings Corporation (the “Company”), a corporation organized under the laws of State of Delaware.

1. The first sentence of Section 10.11 of the Plan is hereby amended to read as follows:

Notwithstanding anything to the contrary contained herein (other than Sections 12.2(d)(i), (iii) and (iv), which shall apply to the Adjusted Awards as set forth therein), each Adjusted Award shall be subject to terms and conditions consistent with the applicable terms and conditions set forth in the Integra Plan and the award agreement in effect for such Adjusted Award immediately prior to the Distribution, each as deemed modified in order to reflect (i) the adjustment of such Adjusted Award pursuant to Article III of the Employee Matters Agreement, (ii) that the Company is the issuer of the Common Stock subject to the Adjusted Award, and (iii) the Participant’s status as an employee, director or consultant of the Company or Integra, as applicable, following the Distribution.

2. Section 12.2(d) of the Plan is hereby amended to read as follows:

(d) Change in Control.

(i) Notwithstanding anything to the contrary in Section 12.2(b) above, Section 8.4 of the Integra Plan, or any applicable Award Agreement, if a Change in Control occurs and at least twenty percent (20%) of the aggregate fair market value of the consideration payable to the stockholders of the Company or the Company pursuant to such Change in Control (as determined by the Administrator) is to be paid in the form of securities of the successor or survivor entity, or a parent or affiliate thereof, which securities are, at the time of such Change in Control, listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market) (the Company or such person, the “Publicly-Traded Successor Entity”)), then all Options shall be continued, converted, assumed or replaced by such Publicly-Traded Successor Entity with a substantially similar Option covering the stock of the Publicly-Traded Successor Entity, with appropriate adjustments as to the number and kind of shares and prices of such Options.

(ii) Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company (or an Affiliate) and a Participant, if a Change in Control occurs and a Participant’s outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then immediately prior to the Change in Control such outstanding Awards, to the extent not continued, converted, assumed, or replaced, shall become fully vested and, as applicable, exercisable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse immediately prior to such transaction. Subject to Section 12.2(d)(i) above, upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 12.2(d) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.

(iii) If a Change in Control occurs with respect to which a Participant’s outstanding Awards are continued, converted, assumed or replaced by the surviving or successor entity in such Change in Control (including, without limitation, by a Publicly-Traded Successor Entity), (A) in the case of Participants other than Non-Employee Directors, if the Participant incurs a Qualifying Termination on or following the date of such Change in Control, then (1) each outstanding Award held by such Participant, other than any Award subject to performance-vesting, shall become fully vested (and, as applicable, exercisable) and all forfeiture restrictions thereon shall lapse upon such Qualifying Termination and (2) each outstanding Option held by such Participant may be exercised by the Participant (or the Participant’s legal guardian or legal representative) until the original outside expiration date of such Option, and (B) in the case of Participants who are Non-Employee Directors immediately prior to such Change in Control, then (1) each outstanding Award held by such Participant shall become fully vested (and, as applicable, exercisable) and all forfeiture restrictions thereon shall lapse upon such Change in Control, and (2) each outstanding Option held by such Participant may be exercised by the Participant (or the Participant’s legal guardian or legal representative) until the original outside expiration date of such Option.

(iv) Notwithstanding anything to the contrary contained in Section 10.11 hereof or Sections 8.4 and 8.5(a)(ii) of the Integra Plan, Adjusted Awards shall also be considered Awards for purposes of this Section 12.2(d) and shall be subject to the provisions hereof.

3. This Amendment is effective as of August 16, 2016.

4. This Amendment shall be and is hereby incorporated in and forms a part of the Plan. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

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I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of the Company on August 16, 2016.

SEASPINE HOLDINGS CORPORATION

By:	/s/ Keith Valentine
Name: Keith Valentine
Its: President and Chief Executive Officer